Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of March 9, 2017 (the “Effective Date”) by and between Presidio, Inc., a Delaware corporation (the “Company”), and David Hart (the “Executive”).

WHEREAS, the Executive is party to an Offer Letter, dated as of January 10, 2006 (the “Prior Agreement”), by and between Presidio LLC, a Georgia limited liability company (a successor to Integrated Solutions, Inc.) and indirect, wholly owned subsidiary of the Company, and the Executive; and

WHEREAS, the Company desires to employ the Executive in an executive capacity on the terms and subject to the conditions, and for the consideration set forth herein, and the Executive desires to remain employed by the Company and its affiliates on such terms, subject to such conditions, and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, it is hereby agreed by the Company and the Executive as follows:

1. Employment Period. The term of the Executive’s employment hereunder shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date (the “Employment Period”); provided that, commencing on such anniversary and on each subsequent anniversary of the Effective Date (each such anniversary, a “Renewal Date”), unless earlier terminated, the Employment Period shall be automatically extended so as to terminate on the first anniversary of such Renewal Date, unless, at least 90 days prior to a Renewal Date, either party shall give notice to the other that the Employment Period shall not be so extended; and provided, further, that, upon a Change in Control (as defined in the Presidio, Inc. 2017 Long-Term Incentive Plan as in effect on the Effective Date), unless earlier terminated, the Employment Period shall automatically be extended to the date that is two years from the date of the consummation of the Change in Control (subject to renewal thereafter as set forth above). Notwithstanding the foregoing, the Employment Period shall immediately expire upon any termination of the Executive’s employment with the Company pursuant to Section 4.

2. Position and Duties.

(a) Position. During the Employment Period, the Executive shall serve as Executive Vice President and Chief Operating Officer of the Company and shall report to the Chief Executive Officer of the Company.

(b) Duties. During the Employment Period, the Executive shall have such responsibilities, duties, and authority that are customary for the Executive’s position, subject at all times to the control of the Board of Directors of the Company (the “Board”), and shall perform such services as customarily are provided by an executive of a corporation with the Executive’s position and such other services consistent with the Executive’s position, as shall be assigned to the Executive from time to time by the Board or the Chief Executive Officer of the Company. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of the Executive’s business time to the business and affairs of the Company. The Executive shall be entitled to engage in charitable and educational activities and to manage the Executive’s personal and family investments, to the extent such activities are not competitive with the business of the Company, do not materially interfere with the performance of the Executive’s duties for the Company, and are otherwise consistent with the Company’s governance policies.

(c) Location. During the Term, the Executive shall be based at the Company’s offices in Woburn, Massachusetts, subject to reasonable business travel at the Company’s request.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Base Salary”) of no less than $600,000, payable in accordance with the Company’s regular payroll practices. The Base Salary shall be reviewed periodically by the Compensation Committee of the Board (the “Compensation Committee”), and may be increased but not decreased.

(b) Annual Bonus. During the Employment Period, the Executive shall be eligible to receive an annual bonus (an “Annual Bonus”) pursuant to the Presidio, Inc. Executive Bonus Plan (or any successor thereto) (the “Annual Bonus Plan”) with respect to each fiscal year of the Company as determined by the Compensation Committee in its discretion and subject to the achievement of performance targets or goals to be established by the Compensation Committee in its discretion with respect to such fiscal year. The Executive’s target Annual Bonus opportunity for each fiscal year during the Employment Period shall be 80% of the Base Salary (the “Target Annual Bonus”). The Target Annual Bonus opportunity may be increased but not decreased in the sole discretion of the Compensation Committee. Any earned Annual Bonus shall be paid to the Executive pursuant to the terms of the Annual Bonus Plan; provided, however, that any such Annual Bonus for a fiscal year shall be paid to the Executive no later than the 15th day of the third month following the end of such fiscal year, unless the Company or the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in employee benefit and perquisite plans, practices, policies, and programs generally applicable to employees of the Company on substantially the same terms applicable to similarly situated senior executives of the Company from time to time.

(d) Expenses. During the Employment Period, the Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of the Executive’s duties in accordance with the Company’s policies applicable to similarly situated senior executives of the Company from time to time.

(e) Vacation and Paid Time Off. During the Employment Period, the Executive shall be entitled to paid vacation and paid time off in accordance with the plans, policies, programs, and practices of the Company as in effect with respect to similarly situated senior executives of the Company from time to time.

4. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to the Executive written notice in accordance with Section 12(b). In such event, the Executive’s employment with the Company shall terminate. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company for either (i) 180 consecutive calendar days or (ii) 180 total days during any period of 365 consecutive calendar days, in each case, due to a disability or other incapacity that renders the Executive physically or mentally unable to perform substantially all of the Executive’s duties and responsibilities hereunder, which disability or other incapacity is determined to be permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b) With or without Cause. The Company may terminate the Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” means the Executive’s termination of employment based upon any one of the following, as determined in good faith by the Board: (i) the Executive is convicted of, or pleads guilty or nolo contendere to a felony or other crime involving moral turpitude, dishonesty, or sexual misconduct (other than motor vehicle related for which a noncustodial sentence is received); (ii) the Executive’s theft, embezzlement, fraud, misappropriation, or misconduct involving, or intentional infliction of material damage to, the Company’s or any affiliate’s assets, property, or business opportunities; (iii) the Executive receives a positive illegal drug test result, and the Executive does not provide evidence refuting such result to the Board after having been given a reasonable opportunity to do so; (iv) the Executive’s habitual misuse of alcohol or controlled substances or the performance of the Executive’s duties for the Company under the material influence of alcohol or non-prescribed controlled substances; (v) intentional failure to substantially perform (other than by reason of Disability), or gross negligence in the performance of, the Executive’s duties to the Company or any affiliates, or the Executive’s refusal or intentional failure to follow or carry out any lawful direction of the Board or any of its affiliate’s board of directors (or other equivalent governing body) or the written policies of the Company; or (vi) the Executive’s intentional, material breach of any agreement between the Executive and the Company or any affiliate of the Company. Prior to any termination with Cause, the Company shall provide written notice to the Executive of its intent to effect a termination of the Executive’s employment with Cause and provide the Executive with an opportunity to demonstrate that there is no basis for such a termination with Cause. The Company, in its sole discretion, shall determine the amount of time that the Executive will be given to demonstrate that there is no basis for a termination with Cause; provided that during such time period the Company shall have the right to put the Executive on leave.

(c) With or without Good Reason. The Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means the Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without the Executive’s consent: (i) there has been a reduction in the Executive’s Base Salary; (ii) the Executive experiences a substantial diminution in the Executive’s title, status, reporting relationships, authority, duties, or responsibilities; (iii) any intentional, material breach by the Company of the terms of this Agreement; (iv) any relocation of the Executive’s principal office more than 20 miles from the Executive’s principal office as of the Effective Date or (v) the Company delivers to the Executive notice of the Company’s intent not to renew this Agreement as of any Renewal Date in accordance with Section 1. To terminate employment with Good Reason, (A) the Executive must provide written notice of any alleged violation of clauses (i) through (iv) above stating the basis for such termination within 90 days following any such alleged violation, (B) the Company shall have 30 days following receipt of the written notice described in clause (A) to cure the alleged violation (the “Cure Period”), and (C) if the Company fails to cure the alleged violation, the Executive must terminate the Executive’s employment with the Company during the 30-day period following the Cure Period.

(d) Retirement. The Executive’s employment may be terminated by the Executive upon the Executive’s Retirement. For purposes of this Agreement, “Retirement” means the Executive’s termination of employment at a time when the Executive has (i) attained age 65 or (ii) attained age 55 and the sum of the Executive’s age and years of employment or service to the Company or its subsidiaries (or its predecessors and successors) equals or exceeds 65.

(e) Notice of Termination. Any termination by the Company with or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated through a Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company with Cause or without Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be (except that in the case of a termination by the Executive, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date), and (ii) if the Executive dies or experiences Disability, the Date of Termination shall be the date of death of the Executive or the determination of the Disability, as the case may be.

(g) Effect of Termination on Other Positions. If, on the Date of Termination, the Executive is a member of the Board or the board of directors of any of the Company’s affiliates, or holds any other position with the Company or its affiliates, the Executive shall be deemed to have resigned from all such positions as of the Date of Termination. The Executive agrees to execute such documents and take such other actions as the Company may reasonably request to reflect such resignation.

5. Obligations of the Company upon Termination of Employment.

(a) Termination without Cause; Resignation with Good Reason. If, during the Employment Period, the Company terminates the Executive’s employment without Cause or the Executive resigns employment with Good Reason, then, the Company shall pay or provide, as applicable, the following to the Executive (subject to the applicable provisions of Section 12 below):

(i) An amount equal to the sum of (A) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (B) any accrued but unpaid vacation and paid time off to the extent not theretofore paid, and (C) any unreimbursed business expenses incurred prior to the Date of Termination (the amounts described in clauses (A), (B), and (C), the “Accrued Obligations”), which amount shall be paid in a cash lump sum within 30 days following the Date of Termination.

(ii) Subject to Section 5(e) and the Executive’s continued compliance with the Restrictive Covenants (as defined below), an amount in cash equal to the product of (A) 1.5 multiplied by (B) the sum of (1) the Executive’s Base Salary in effect immediately prior to such termination of employment and (2) the Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which such termination of employment occurs (the “Bonus Severance Amount”) (or, if such termination of employment occurs during the two-year period following a Change in Control, then the Target Annual Bonus in effect immediately prior to the consummation of such Change in Control (the “Target Bonus Severance Amount”)), which amount shall be paid to the Executive in equal installments during the 18-month period following the Date of Termination (the “Severance Period”) in accordance with the Company’s regular payroll practices for the executive officers of the Company, with the first payment to be made on the first payroll date immediately following the 30th day after the Date of Termination (with any accrued and unpaid installments from the Date of Termination to be paid on the payroll date on which the first installment is paid).

(iii) Subject to Section 5(e) and the Executive’s continued compliance with the Restrictive Covenants, a prorated Annual Bonus for the fiscal year in which the Date of Termination occurs (the “Prorated Annual Bonus”) in an amount to equal the product of (A) the amount of the Annual Bonus for such fiscal year determined by the Compensation Committee based on the Company’s actual performance for such fiscal year (or, if such termination of employment occurs during the two-year period following a Change in Control, then the Target Annual Bonus), multiplied by (B) a fraction, the numerator of which is the number of days that have elapsed through the Date of Termination in the fiscal year of the Company in which the Date of Termination occurs, and the denominator of which is the number of days in such fiscal year, with such amount to be paid in a lump sum in cash on the date on which the Company otherwise makes Annual Bonus payments to executive officers for such fiscal year (other than any portion of such Annual Bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder).

(iv) Subject to Section 5(e) and the Executive’s continued compliance with the Restrictive Covenants, a lump sum payment equal to the cost of the monthly premiums for medical and dental coverage for the Executive and his or her eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, currently embodied in Section 4980B of the Code, through the date that is 18 months following the Date of Termination (such payment, the “Premium Payment”), which lump sum payment shall be paid on the first payroll date immediately following the 30th day after the Date of Termination.

(v) To the extent not theretofore paid or provided, timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice, or contract, to the Executive any other vested amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy, practice, or contract of the Company through the Date of Termination (such other amounts and benefits, the “Other Benefits”).

Notwithstanding the foregoing, if the Executive’s employment with the Company is terminated by the Company, the Date of Termination occurs during the six-month period immediately preceding the date on which a Change in Control occurs but after the date a definitive transaction agreement is executed that contemplates such a Change in Control, and it is reasonably demonstrated by the Executive that such termination of employment was initiated by the acquiror or merger partner in connection with the Change in Control, then for purposes of this Section 5(a), the Executive’s employment shall be deemed to have terminated immediately upon the closing of the Change in Control, with the amount, if any, above the Bonus Severance Amount that would have been payable as the Target Bonus Severance Amount if the Date of Termination had in fact occurred upon the Change in Control to be paid in equal installments over the balance of the Severance Period at the same time as the Bonus Severance Amount is paid during such period.

(b) Death or Disability. If, during the Employment Period, the Executive dies or experiences a Disability, then, the Company shall pay or provide, as applicable, the following to the Executive (or, to the extent applicable, the Executive’s estate or beneficiaries): (i) the Accrued Obligations, (ii) a Prorated Annual Bonus (based on the Company’s actual performance for the fiscal year in which such termination of employment occurs), (iii) the Premium Payment and (iv) the Other Benefits at the time or times specified in Sections 5(a)(i), 5(a)(iii), 5(a)(iv), and 5(a)(v), respectively.

(c) Retirement. If, during the Employment Period, the Executive’s employment terminates due to the Executive’s Retirement, then, the Company shall pay or provide, as applicable, the following to the Executive (i) the Accrued Obligations, (ii) a Prorated Annual Bonus (based on the Company’s actual performance for the fiscal year in which the Date of Termination occurs) and (iii) the Other Benefits at the time or times specified in Sections 5(a)(i), 5(a)(iii), and 5(a)(v), respectively.

(d) Termination with Cause; Resignation without Good Reason. If, during the Employment Period, the Executive’s employment is terminated by the Company with Cause or the Executive resigns employment without Good Reason, then the Employment Period shall terminate without further obligations to the Executive under this Agreement, other than for payment of Accrued Obligations and the payment or provision of Other Benefits at the time or times specified in Sections 5(a)(i) and 5(a)(v), respectively.

(e) Conditions to Rights and Benefits of the Executive. All rights and benefits to which the Executive may be entitled under this Section 5 (other than the Accrued Obligations and the Other Benefits) shall be subject to the Executive’s continuing compliance with the Restrictive Covenants and to the Executive’s execution and delivery to the Company of a release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within 30 days following the Date of Termination (and non-revocation within the time period set forth therein). If the 30-day period referenced above begins and ends in different taxable years of the Executive, any payments or benefits under this Agreement that constitute nonqualified deferred compensation under Section 409A of the Code and the payment or settlement of which is conditioned on the effectiveness of the Release shall be paid in the later taxable year.

6. Non-Exclusivity of Rights. Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company (including any long-term incentive plan and related grant agreements) at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, if the Executive receives payments and benefits pursuant to Section 5(a), the Executive shall not be entitled to any severance pay or benefits under any severance plan, program, or policy of the Company and its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

7. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 5(a) and such amounts shall not be reduced whether or not the Executive obtains other employment.

8. Restrictive Covenants.

(a) Restrictive Covenant Agreement. By executing this Agreement, the Executive hereby (i) acknowledges and agrees that the Executive is and shall be subject to that certain Non-Competition, Non-Solicitation, and No-Hire Agreement, dated as of the date hereof (the “Restrictive Covenant Agreement”), by and between the Company and the Executive, and (ii) reaffirms and agrees to be bound by the restrictive covenants set forth in the Restrictive Covenant Agreement (the “Restrictive Covenants”). Nothing in this Agreement or the Restrictive Covenant Agreement limits the Executive’s ability to communicate with any federal, state, or local governmental agency, commission, or body, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (collectively, a “Governmental Agency”), or self-regulatory organization or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the Company.

(b) Cooperation. The Executive acknowledges and agrees that, during the Restricted Period (as defined in the Restrictive Covenant Agreement), the Executive shall cooperate, in a reasonable and appropriate manner, with the Company and its attorneys in connection with any litigation or other proceeding arising out of or relating to matters in which the Executive was involved prior to the termination of the Executive’s employment to the extent the Company pays any and all of the reasonable actual expenses that the Executive incurs in connection with such cooperation, including, but not limited to, expenses incurred for travel and lodging, if any.

9. Certain Reductions in Payments.

(a) Certain Reduction. Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder. For purposes of all present value determinations required to be made under this Section 9, the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations § 1-280G, Q&A-32.

(b) Determination. If the Accounting Firm determines that aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the Date of Termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Agreement Payments that are parachute payments in the following order: (i) cash payments under Section 5(a) that do not constitute deferred compensation within the meaning of Section 409A of the Code, and (ii) cash payments under Section 5(a) that do constitute deferred compensation, in each case, beginning with the payments or benefits that are to be paid or provided the farthest in time from the Date of Termination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) Reasonable Compensation. To the extent requested by the Executive, the Company shall cooperate with the Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Executive (including, without limitation, the Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on, or after the date of a “change in ownership or control” of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

(d) Certain Definitions. The following terms shall have the following meanings for purposes of this Section 9:

(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that employs certified public accountants recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder and is reasonably acceptable to the Executive, which firm shall not, without the Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s).

(iii) “Parachute Value” of a Payment shall mean the present value as of the date of the “change in ownership or control” for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(iv) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(v) “Safe Harbor Amount” shall mean 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(e) Survival. The provisions of this Section 9 shall survive the expiration of this Agreement.

10. Successors.

(a) Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Section 409A of the Code.

(a) General. The obligations under this Agreement are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception, or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent permissible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that constitute nonqualified deferred compensation subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime.

(c) Delay of Payments. Notwithstanding anything herein to the contrary, if any amounts payable or benefits to be provided to the Executive under this Agreement constitute deferred compensation within the meaning of Section 409A of the Code (including by reason of the separation pay and benefits under this Agreement being aggregated with the separation pay and benefits under another arrangement to which the Executive and the Company or any of its affiliates are a party or in which the Executive is an eligible participant), (i) if the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the Date of Termination on account of the Executive’s separation from service shall instead be paid, with interest at the applicable federal rate provided for under Section 7872(f)(2)(A) of the Code (based on the rate in effect for the month in which the Executive’s Date of Termination occurs), on the first business day of the seventh month following the Executive’s “separation from service” within the meaning of Section 409A of the Code; (ii) if the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death; and (iii) in no event shall the date of termination of Executive’s employment be deemed to occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

12. Miscellaneous.

(a) Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Each of the parties to this Agreement voluntarily and irrevocably waives trial by jury in any action or other proceeding brought in connection with this Agreement, any of the agreements related to this Agreement, or any of the transactions contemplated hereby or thereby.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address on file with the Company

If to the Company:

Presidio, Inc.

One Penn Plaza, Suite 2832

New York, New York 10119

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Apollo Management, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Matthew Nord

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Without limiting the foregoing, effective as of the Effective Date, this Agreement shall supersede and replace the Prior Agreement in its entirety.

(e) Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power, or privilege nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

(f) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

PRESIDIO, INC.

By:	/s/ Elliot Brecher
	Name:	Elliot Brecher
	Title:	Senior Vice President and General Counsel

EXECUTIVE

/s/ David Hart
David Hart

[Signature Page to Hart Employment Agreement]

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims (this “Agreement”) is entered into by and between David Hart (“Employee”) and Presidio, Inc., a Delaware corporation (the “Company”), dated as of the date an executed copy of this Agreement has been delivered by Employee to the Company, as set forth in the signature block at the end of this Agreement (the “Effective Date”).

In consideration of the promises set forth in the Employment Agreement, dated as of March 9, 2017 (as may have been amended, replaced or supplemented from time to time, the “Employment Agreement”), by and between Employee and the Company as well as any promises set forth in this Agreement, Employee and the Company agree as follows:

1. General Release and Waiver of Claims

For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Company and each of the Company’s direct and indirect parents, subsidiaries, affiliated companies, investor funds, affiliated investor funds, and direct and indirect stockholders, members, or investors, as applicable; and each of such entities’ or persons’ successors, assigns, current or former employees, officers, directors, owners, shareholders, members, investors, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs), as applicable.

Except as provided in the next paragraph, in consideration of the payments made and to be made, and benefits provided and to be provided, to Employee pursuant to the Employment Agreement, as of the Effective Date, Employee unconditionally and forever releases, discharges, and waives any and all actual and potential claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to the Employment Agreement and the subject matter thereto, and any other agreements, events, acts, or conduct at any time prior to and including the Effective Date other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Employee’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Company or any of its subsidiaries or affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability, or any other characteristic protected by federal, state, or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation, or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, as amended, or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud, or misrepresentation under any statute, rule, or regulation or under the common law and any other claims under the common law.

Notwithstanding the foregoing, Employee does not release, discharge or waive any claims related to (a) rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Employee of this Agreement (including any applicable termination payments), (b) rights to any vested benefits or rights under any health and welfare plans or other employee benefit plans or programs sponsored by, or covering employees, of a Released Party (including by way of example and without limitation, the Employee’s right to pursue a claim for benefits under any group health plan of a Released Party or covering employees of a Released Party with respect to a claim arising prior to the date of this Agreement), (c) rights to be indemnified and/or advanced expenses under any corporate document of a Released Party, any agreement with any Released Party or pursuant to applicable law, or to be covered under any applicable directors’ and officers’ liability insurance policies, (d) any claim that cannot be waived under applicable law, including any rights to workers’ compensation, and (e) any claim or cause of action to enforce the Employee’s rights under this Agreement (collectively, the “Excluded Obligations”).

2. Release and Waiver of Claims Under the Age Discrimination in Employment Act

Employee acknowledges that the Company has advised Employee to consult with an attorney of his or her choosing, and through this Agreement advise Employee to consult with Employee’s attorney with respect to possible claims under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and Employee acknowledges that he or she understands that ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits, and benefit plans. If ADEA applies to Employee, Employee wishes to waive any and all claims under ADEA that he or she may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Employee further understands that, by signing this Agreement, he or she is in fact waiving, releasing, and forever giving up any claim under ADEA against the Released Parties that may have existed on or prior to the Effective Date.

Employee acknowledges that the Company has informed Employee that he or she has, at his or her option, if ADEA applies to Employee, at least 21 days following the date he or she received a copy of this Agreement in which to sign the waiver of this claim under ADEA, which option Employee may waive by signing this Agreement prior to the end of such 21-day period.

Employee also understands that, if ADEA applies to Employee, Employee has seven days following the date on which Employee signs this Agreement within which to revoke the release contained in this paragraph, by providing to the Company a written notice of his or her revocation of the release and waiver contained in this paragraph. Employee further understands that this right to revoke the release contained in this paragraph relates only to this paragraph and does not act as a revocation of any other term of this Agreement.

3. Proceedings

Employee has not filed, and agrees not to initiate or cause to be initiated on his or her behalf, any complaint, charge, claim, or proceeding against the Company or any other Released Party before any local, state, or federal agency, court, or other body relating to his or her employment or the termination of his or her employment, other than with respect to the obligations of the Company to Employee under the Employment Agreement that are intended to survive following termination of employment and the execution of this Agreement or with respect to the Excluded Obligations (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Employee waives any right Employee may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

The foregoing provisions of this Section 3 are not intended to, and shall be interpreted in a manner that does not, limit or restrict Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended).

4. Survival

Employee acknowledges that the covenants set forth in Section 8(b) of the Employment Agreement and any provisions contained in the Employment Agreement that are intended to survive following termination of Employee’s employment, and that certain Non-Competition, Non-Solicitation and No-Hire Agreement, dated as of March 9, 2017, by and between the Company and Employee, shall, pursuant to their terms, survive Employee’s execution of this Agreement.

5. Remedies

If Employee initiates or voluntarily participates in any Proceeding, if Employee fails to abide by any of the terms of this Agreement, or if Employee revokes the ADEA release contained in Section 2 of this Agreement within the seven-day period provided under Section 2 (if ADEA applies to Employee), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to Employee under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement and are payable based on Employee executing this Agreement, without waiving the release granted herein. Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of his or her post-termination obligations under the Employment Agreement or his or her obligations under Sections 1, 2, and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Employee acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity, or under this Agreement, upon adequate proof of his or her violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Employee may have under ADEA.

Employee understand that, by entering into this Agreement, Employee will be limiting the availability of certain remedies that he or she may have against the Released Parties and limiting also his or her ability to pursue certain claims against the Released Parties.

6. Severability Clause

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

7. Nonadmission

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of Employee, the Company, or any of the Released Parties.

8. Acknowledgement

Employee acknowledges that, before entering into this Agreement, Employee has had sufficient time to consider the terms of this Agreement and to consult with an attorney or other advisor of Employee’s choice, and that this provision constitutes advice from the Company to do so if Employee chooses. Employee further acknowledges that Employee has entered into this Agreement of Employee’s own free will, and that no promises or representations have been made to Employee by any person to induce Employee to enter into this Agreement other than the express terms set forth herein and in the Employment Agreement. Employee further acknowledges that Employee has read this Agreement and understands all of its terms, including the waiver of rights set forth herein.

9. Governing Law

The validity, interpretation, construction, and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws.

10. Jurisdiction

Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself, herself, or itself in any Proceeding relating to this Agreement or Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any Proceeding, to the exclusive jurisdiction of the courts of the State of Delaware, or the United States District Court for the District of Delaware, and the appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he, she, or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his, her, or its address as provided in Section 12(b) of the Employment Agreement; and (d) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

EMPLOYEE ACKNOWLEDGES THAT HE OR SHE HAS READ THIS AGREEMENT AND THAT HE OR SHE FULLY KNOWS, UNDERSTANDS, AND APPRECIATES ITS CONTENTS, AND THAT HE OR SHE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OR HER OWN FREE WILL.

IN WITNESS WHEREOF, Employee has executed this Release as of the date set forth below.

EMPLOYEE

Name: David Hart

Address:

Dated: (the “Effective Date”) (which date shall not be earlier than the date of termination of employment)

RECEIVED, ACKNOWLEDGED, AND ACCEPTED

this day of , 20__

PRESIDIO, INC.

By:
Name:
Title:

[Signature Page to General Release of All Claims]